  TRACOR
  COMPUTATION OF NET INCOME PER COMMON AND COMMON EQUIVALENT SHARE
  (in thousands, except per share amounts)

                                                         Three Months Ended
                                                             March 31,
                                                         1996          1995
                                                         ------------------
  Primary:

  Net income                                             $ 7,661    $ 6,250

  Adjustments, net of income taxes under
   modified treasury stock method:
   Interest expense                                          424        605
   Investment income                                          -          -
                                                         -------    -------
   Adjusted net income                                   $ 8,085    $ 6,855
                                                         =======    =======

  Weighted average common shares outstanding              14,165     11,675

  Weighted average common share equivalents:
   Assumed exercise of warrants                           12,049     12,883
   Assumed exercise of options                             1,497        916
   Assumed 20% purchase of common shares for treasury     (2,833)    (2,336)
                                                         -------    -------
    Net weighted average additional shares issuable       10,713     11,463
                                                         -------    -------
      Common and common equivalent shares                 24,878     23,138
                                                         =======    =======
  Income per common and common equivalent share             $.32       $.30
                                                            ====       ====

  Fully diluted:

  Net income                                             $ 7,661    $ 6,250

  Adjustments, net of income taxes under
   modified treasury stock method:
   Interest expense                                          360        605
   Investment income                                          -          -
                                                         -------    -------
   Adjusted net income                                   $ 8,021    $ 6,855
                                                         =======   ========

  Weighted average common shares outstanding              14,165     11,675

  Weighted average common share equivalents:
   Assumed exercise of warrants                           12,049     12,883
   Assumed exercise of options                             1,497        916
   Assumed 20% purchase of common shares for treasury     (2,833)    (2,336)
                                                         -------    -------
   Net weighted average additional shares issuable        10,713     11,463
                                                         -------    -------
        Common and common equivalent shares               24,878     23,138
                                                         =======    =======
  Income per common and common equivalent share             $.32       $.30
                                                            ====       ====